SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934
                        (Amendment No.___)

 Filed by the Registrant

 Filed by a Party other than the Registrant

 Check the appropriate box:

 ___  Preliminary Proxy Statement

 ___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  X   Definitive Proxy Statement
 ___

 ___  Definitive Additional Materials

 ___  Soliciting Material Pursuant to <section> 240.14a-11(c) or
      <section> 240.14a-12

                    WAUSAU PAPER MILLS COMPANY
          (Name of Registrant as Specified In Its Charter)

                          NOT APPLICABLE
 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

  X   No fee required
 ___

 ___  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

 ___  Fee paid previously with preliminary materials.

 ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid: ___________________________

      (2)  Form, Schedule or Registration Statement No: _____________________

      (3)  Filing Party: ___________________________

      (4)  Date Filed: ___________________________

                    WAUSAU PAPER MILLS COMPANY

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       _____________________

     The annual meeting of shareholders of Wausau Paper Mills Company will be held at the Grand Theatre, 415 Fourth Street, Wausau, Wisconsin, on December 16, 1996, at 2:00 p.m. for the following purposes:

     1. To elect one Class III director for a term which will expire at the annual meeting of shareholders to be held in 1999; and

     2. To approve the appointment of Wipfli Ullrich Bertelson LLP as independent auditors for the year ending August 31, 1997; and

     3. To transact such other business as may properly come before the meeting.

     PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

     November 8, 1996

                                   BY ORDER OF
                                   THE BOARD OF DIRECTORS


                                   Steven A. Schmidt
                                   Secretary

                       ____________________

 A PROXY CARD AND POSTAGE-FREE ENVELOPE ARE ENCLOSED.

                                                NOVEMBER 8, 1996
 WAUSAU PAPER MILLS COMPANY
 ONE CLARK'S ISLAND
 P.O. BOX 1408
 WAUSAU, WISCONSIN  54402-1408




                          PROXY STATEMENT
                                FOR
                  ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD DECEMBER 16, 1996


     The enclosed proxy is solicited by the Board of Directors of Wausau Paper Mills Company (the "Company") for use at the annual meeting of shareholders to be held at 2:00 p.m., at the Grand Theatre, 415 Fourth Street, Wausau, Wisconsin on December 16, 1996, and at any adjournment thereof (the "Annual Meeting").

     In addition to solicitation by mail, officers, directors and employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or in person. None of these persons will receive compensation, but they will be reimbursed for actual expenses in connection therewith. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                         VOTING OF PROXIES

     Each holder of the Company's common stock is entitled to one vote in person or by proxy for each share held of record on the record date, November 1, 1996, on all matters to be voted upon at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Board of Directors.

     If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRP"), the proxy card will also serve to direct the administrator of the DRP with respect to the voting of any shares of common stock held for the participant under the DRP at the close of business on the record date. Shares beneficially owned by participants in the DRP for which no proxy or other voting directions are received will not be voted.

     With respect to the election of directors, shareholders may vote in favor of the nominee specified on the accompanying form of proxy or may withhold their vote. Votes that are withheld will be excluded entirely from the voting for the election of the Class III director and will have no effect. No other name has been submitted as a nominee for election as a Class III director in accordance with the Company's bylaws (see "Election of Directors").

     On all matters other than the election of the Class III director, shareholders may vote in favor of a proposal, against a proposal or abstain from voting. Abstentions on any matter presented to the Annual Meeting will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Abstentions shall be treated as unvoted for purposes of determining whether the matter has been approved by the shareholders. If the votes cast in favor of a proposal (other than the election of directors) exceed the votes cast against the proposal, the matter will be approved by the shareholders.

     Brokers who hold shares of the Company's common stock in street name for customers may have discretionary authority to vote on certain matters when they have not received instructions from beneficial owners, but may not have authority to vote the shares on other matters. As to matters for which the broker cannot vote shares held in street name, the shares will be recorded as a "broker non-vote". Shares reported as broker non-votes will not be considered present and entitled to vote with respect to the matter and will not be counted for purposes of determining whether a quorum is present.

     A shareholder who executes a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company or oral notice to the presiding officer at the Annual Meeting.

     The persons named in the accompanying form of proxy, as members of the Proxy Committee of the Board of Directors, will vote the shares subject to each proxy. The proxy in the accompanying form will be voted as specified by each shareholder, but if no specification is made, each proxy will be voted:

     (1) TO ELECT Gary W. Freels to a term of office as a Class III director which will expire at the annual meeting of shareholders to be held in 1999 (see "Election of Directors"); and

     (2) TO APPROVE the appointment of Wipfli Ullrich Bertelson LLP as the Company's independent auditors for the fiscal year ending August 31, 1997; and

     (3) IN THE BEST JUDGMENT of those named as proxies on the accompanying form of proxy on any other matters to properly come before the Annual Meeting (see summary of bylaw requirements under "Shareholder Proposals"), the approval of minutes and matters incident to the conduct of the Annual Meeting or the adjournment thereof.


                  BENEFICIAL OWNERSHIP OF SHARES

     As of October 11, 1996, the Company had 36,897,433 shares of common stock outstanding (including 384,905 shares subject to options exercisable within 60 days).

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company which may be deemed beneficially owned as of October 11, 1996 by each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock.

                                   Common Shares       Percent of
 NAME AND ADDRESS                BENEFICIALLY OWNED      CLASS
 Wilmington Trust Company           8,455,389 (1)        22.92%
 Rodney Square North
 1100 N. Market Street
 Wilmington, DE  19890-0001

 Trustees of David B. Smith         3,194,915 (2)         8.66%
   Family Trust
 1206 E. Sixth Street
 Merrill, WI  54452

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company beneficially owned as of October 11, 1996 by each of the directors, each person nominated to become a director, each of the current executive officers of the Company named in the summary compensation table on page __ and all directors and executive officers as a group.

                                       Common Stock         Percent of
 NAME                               BENEFICIALLY OWNED        CLASS
 San W. Orr, Jr.                        438,763 (3)            1.19%
 Daniel D. King                         119,791 (4)              *
 David B. Smith, Jr.                  2,446,125 (5)            6.63%
 Stanley F. Staples, Jr.                467,502 (6)            1.27%
 Harry R. Baker                           2,595                  *
 Gary W. Freels                         444,683 (6)            1.21%
 Larry A. Baker                          54,549 (4)              *
 Thomas J. Howatt                        40,609 (4)              *
 Steven A. Schmidt                       28,518 (4)              *
 D. Michael Wilson                        5,500 (4)              *

 All directors and executive
 officers as a group (9 persons)      3,604,002 (7)            9.77%

      *     Less than 1%
      (1) Held in a fiduciary capacity as trustee, including 8,413,077 shares held for the benefit of the descendants of A.P. Woodson and family.
      (2)   David B. Smith, Jr., Thomas P. Smith, Margaret S. Mumma and Sarah
            S. Miller are the co-trustees of the David B. Smith Family Trust (the "Trust") which owns 2,368,372 shares of common stock. Including common stock which is beneficially owned by the trustees on an individual basis and common stock owned by the Trust, each of the trustees has sole or shared investment authority with respect to the following percentage of common stock: David B. Smith, Jr., 6.63%; Thomas P. Smith, 6.68%; Margaret S. Mumma, 7.40%; and Sarah
            S. Miller, 7.21%.
      (3) Includes 163,763 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and shares which may be acquired through the exercise of options on or before 60 days.
      (4) Includes shares which may be acquired through the exercise of options on or before 60 days.
      (5) David B. Smith, Jr. is a co-trustee of the David B. Smith Family Trust which holds 2,368,372 shares of common stock. See note (2).
      (6) Includes 442,883 shares of common stock held by a charitable foundation of which Mr. Staples serves as Chairman of the Board and a director and Mr. Freels serves as President and a director.
            Mr. Staples has reached mandatory retirement age and is not a candidate for reelection.
      (7)   Includes shares described in notes (3), (4), (5) and (6).

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than 10% of the Company's common stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting persons are also required by SEC regulations to furnish the Company with copies of all section 16(a) forms filed by them with the SEC. David B. Smith, Jr., a director of the Company, did not file a timely Form 5 (due October 15, 1995) with respect to a gift of 400 shares which occurred in December 1994; this gift was reported in January 1996. Based solely on its review of the copies of the section 16(a) forms received by it or upon written representations from certain of these reporting persons as to compliance with the section 16(a) regulations, the Company is of the opinion that during the 1996 fiscal year, and for all prior fiscal years, all filing requirements applicable under section 16(a) to all other reporting persons were satisfied.

                       ELECTION OF DIRECTORS

     The Company's restated articles of incorporation, as amended, provide that the number of directors shall be determined pursuant to the Company's bylaws and resolutions of the Board of Directors, but there shall be not less than three nor more than nine directors. Directors are to be divided into three classes so that each class has, to the extent possible, an equal number of directors. One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term. Vacancies caused by the death or resignation of a director are filled by the Board of Directors for the remainder of the unexpired term. The Board is now composed of three classes consisting of two Class I and Class II Directors, respectively, and one Class III Director. No person may be elected a director if that person has attained age 70 as of the date of the election.

     The Executive Committee will consider nominating for directors individuals whose names are submitted by shareholders. Recommendations concerning nominations with pertinent background information should be directed to the Chairman of the Executive Committee, in care of the Company. Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1997 may make nominations from the floor only if proper notice of the proposed nomination has been provided to the Secretary of the Company not earlier than September 17, 1997 and not later than October 17, 1997. The precise requirements, including the information required to be provided in the notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.

     Stanley F. Staples, Jr. has reached mandatory retirement age under the policy adopted by the Board of Directors and will not be a candidate for reelection at the Annual Meeting. Mr. Staples has been a member of the Board of Directors since 1968. The Board has nominated Gary W. Freels to fill the vacancy created by Mr. Staples' retirement. Mr. Freels has consented to serve if elected, but in case he is not a candidate at the Annual Meeting, it is the intention of the Proxy Committee to vote for such substitute as may be designated by the Board.

     The following information is furnished with respect to Mr. Freels and all continuing directors:

                              PRINCIPAL OCCUPATION                    CLASS AND YEAR
                              AND OTHER                              WHICH TERM  DIRECTOR
 NAME                   AGE   DIRECTORSHIPS                          WILL EXPIRE   SINCE
 NOMINEE

 Gary W. Freels         47    President, Alexander Properties, Inc.  Class III     -
                              (investment management); previously    1999
                              President, M&I First American
                              Bank, 1992 to 1995, Executive Vice
                              President of the Bank, 1989 to 1992
 CONTINUING DIRECTORS

 San W. Orr, Jr.        55    Chairman of the Board; also Chief      Class I       1970
                              Executive Officer of the Company       1997
                              from July 1994 to December 1995;
                              Attorney, Estates of A.P. Woodson
                              and family; also a director of
                              Mosinee Paper Corporation, MDU
                              Resources Group, Inc. and
                              Marshall & Ilsley Corporation

 David B. Smith, Jr.    58    Consultant; previously, Vice           Class I       1972
                              President, Labor Relations,            1997
                              Weyerhaeuser Company

 Daniel D. King         49    President and Chief Executive          Class II      1994
                              Officer of the Company since           1998
                              December 1995; Mr. King was
                              President and Chief Operating
                              Officer, July 1994 to December
                              1995, and managed the Company's
                              Printing and Writing Division from
                              September 1990 to July 1994

 Harry R. Baker         63    President and Chief Executive          Class II      1992
                              Officer, Marathon Electric Mfg.        1998
                              Corp.; also a director of Mosinee
                              Paper Corporation

         COMMITTEES AND COMPENSATION OF BOARD OF DIRECTORS

 COMMITTEES AND MEETINGS

     The Board of Directors appointed Audit and Executive Committees for the 1996 fiscal year. The Board does not have a standing nominating committee. The functions of a nominating committee are performed by the Executive Committee in accordance with a Board of Directors resolution (see "Election of Directors").

     The Audit Committee, consisting of Messrs. Orr, Staples and Baker, met twice during the last fiscal year. The Audit Committee reviews the scope of the audit engagement and the audit fees and nature of consulting fees.

     The Executive Committee consists of Messrs. Orr, Smith and King. The Executive Committee met six times during the last fiscal year. Its principal duties include review of the Company's overall performance, the development and implementation of policies during intervals between Board meetings, the establishment, with management, of long- and short-term growth and performance goals and the establishment of management compensation programs. The Board does not have a separate compensation committee (see "Committees' Report on Compensation Policies", page __).

     During the last fiscal year the Board of Directors met seven times. Each of the directors attended at least 75% of the aggregate number of the meetings of the Board of Directors and the committees on which they served during the last fiscal year.

 DIRECTOR COMPENSATION

     Directors of the Company, excluding Mr. King and members of the Executive Committee, are paid a retainer of $1,000 per month and $1,000 for each meeting of the Board of Directors attended. Members of the Executive Committee are considered employees of the Company and participate in various retirement and welfare benefit plans available to
 all salaried employees.   Mr. King receives no additional compensation for
 service on the Executive Committee; the other members of the Committee are paid a salary of $40,000 per year. Mr. Orr also received compensation for his services as Chief Executive Officer through December 18, 1995, but no other director received more than the standard arrangements described above.

     The Directors' Deferred Compensation Plan provides that directors may elect each year to defer fees otherwise payable in cash during the year. Amounts deferred become payable in a lump sum after the director's termination of service as a director or, if the participant elects with the approval of the Company, in quarterly installments over a period not in excess of 10 years. In the event a director's service terminates because of a change of control of the Company, as defined by the plan, payment of all deferred amounts will be made in a lump sum. During the period of deferral, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter at The Chase Manhattan Bank of New York or be converted into stock equivalent units. If stock equivalent units are elected, the director's account is also credited with common stock equivalent units representing the shares of common stock which could, hypothetically, have been purchased with the hypothetical cash dividends which would have been paid on the accumulated stock equivalent units had they been actual shares of common stock. Upon distribution, stock units are converted to cash based upon the fair market value of the Company's common stock at the time of
 distribution.    During 1996, Mr. Baker participated in the plan and
 deferred the director or meeting fees otherwise payable to him.

     The retirement policy for directors provides for the payment of specified retirement benefits for directors who have served on the Board for at least five years prior to their termination of service. A retired director's benefit is equal to the monthly retainer and meeting fees (based on the amount of such retainer or meeting fee in effect at his termination of service) and is paid for a period of time equal to the retired director's period of service on the Board. Retirement benefits terminate at death and are accelerated in the event of a change of control of the Company, as defined by the policy.

                COMPENSATION OF EXECUTIVE OFFICERS

 SUMMARY COMPENSATION TABLE

     The table below sets forth compensation awarded, earned or paid by the Company and its subsidiaries for services in all capacities during the three years ended August 31, 1996, 1995 and 1994 to each person who served as the Company's Chief Executive Officer in the last fiscal year and to each of the four most highly compensated executive officers of the Company as of August 31, 1996, other than CEO, whose total annual salary and bonus compensation for the 1996 fiscal year exceeded $100,000.

                    SUMMARY COMPENSATION TABLE
                                                                                 Long Term
                                    Annual Compensation                         Compensation
                                                                                  Awards
                                                               Other Annual       Options/       All Other
 Name and Principal Position     Year  Salary(1)      Bonus    Compensation($)  SARs(#)<dagger>  Compensation(2)
 San W. Orr, Jr.;                1996  $  73,850(3)        -         -              -            $     720
 Chairman of the Board and CEO*  1995  $ 140,411(3)        -         -              -            $     600
                                 1994  $  56,869(3)        -         -              -            $   1,320

 Daniel D. King; President       1996  $ 252,770    $ 215,000        -           9,375           $   3,342
 and CEO*                        1995  $ 216,566    $ 106,970        -          89,375(4)        $   3,230
                                 1994  $ 160,747    $  92,785        -              -            $   5,310

 Larry A. Baker; Senior Vice     1996  $ 173,762    $ 171,000        -          18,750           $   2,848
 President, Administration       1995  $ 164,283    $  51,945        -           4,125(4)        $   2,835
                                 1994  $ 157,354    $ 105,563        -              -            $   4,950

 Thomas J. Howatt; Vice          1996  $ 163,950    $ 157,500  $ 105,017(5)     25,000           $ 137,352(6)
 President/General Manager,      1995  $ 154,187    $ 158,500  $  17,214(5)      4,125(4)        $ 127,317(6)
 Printing and Writing Division   1994  $ 137,750    $  82,195        -              -            $   4,340

 Steven A. Schmidt;              1996  $ 126,597    $ 121,100        -          18,750           $   2,264
 Vice President, Finance,        1995  $ 116,852    $  35,350        -           4,125(4)        $   1,742
 Secretary and Treasurer         1994  $ 108,226    $  73,750        -              -            $   1,620

 D. Michael Wilson;              1996  $  58,115    $  50,000        -          15,000           $     909
 Vice President/General
 Manager, Rhinelander Division

          *   Mr. Orr served as CEO until Mr. King's election on December 18,
              1995.
   <dagger>   All grants indicated are options to acquire common stock.
        (1)   Includes compensation deferred by participants under the
              Salaried Savings and Investment Plan (401(k)).  See note (2).
        (2)   Except with respect to Mr. Howatt in 1996 and 1995,
              contributions by the Company under the Salaried Savings and Investment Plan, a 401(k) plan.
        (3)   Includes $33,333, $100,000, and $16,667 deferred in 1996, 1995 and 1994 respectively, under an agreement which provides that the deferred amount will earn annual interest at a rate equal to one percent below the prime rate in effect on the first day of each calendar year and will be distributed in five annual installments following the date Mr. Orr ceases to be a director of the Company. The agreement provides for a lump sum payment in the event of a change of control of the Company, as defined in the agreement.
        (4)   Options lapsed in fiscal 1995 with respect to Mr. King (6,875 shares) and Messrs. Baker, Howatt and Schmidt (4,125 shares) due to nonsatisfaction of Company performance criteria.
        (5)   Reimbursement for taxes under Company's relocation policy.
        (6)   Includes contributions of $2,900 and $2,235 in 1996 and 1995, respectively, under 401(k) plan and reimbursements of $134,452 and $125,082 in 1996 and 1995, respectively, under Company relocation policy.

 STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Company maintains a stock appreciation rights plan and a stock option plan pursuant to which grants may be made to key employees. No stock appreciation rights ("SARs") were granted in fiscal 1996. The following table sets forth information with respect to the grant of stock options to executive officers named in the summary compensation table in fiscal 1996.

               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                            Individual                                        Alternative
                            Grants                                            Grant Date
                                                                              Value

                            % of total                 Market
                            Options/SARs               Price of
                            Granted to    Exercise or  Stock on               Grant Date
              Options/SARs  Employees in  Base Price   Date of    Expiration  Present
 Name         Granted(#)    Fiscal Year   ($/Sh)       Grant      Date        Value $ (4)
 Mr. King       9,375(1)       6.55%      $18.50       $19.30     10/18/15    $ 64,219
 Mr. Baker      6,250(1)       4.37%      $18.50       $19.30     10/18/15    $ 42,813
               12,500(2)       8.73%      $18.50       $18.50     09/01/15    $ 82,000
 Mr. Howatt     6,250(1)       4.37%      $18.50       $19.30     10/18/15    $ 42,813
               18,750(2)      13.10%      $18.50       $18.50     09/01/15    $123,000
 Mr. Schmidt    6,250(1)       4.37%      $18.50       $19.30     10/18/15    $ 42,813
               12,500(2)       8.73%      $18.50       $18.50     09/01/15    $ 82,000
 Mr. Wilson     5,000(1)       3.49%      $22.75       $23.38     04/22/16    $ 43,800
               10,000(3)       6.99%      $22.75       $23.38     04/22/16    $ 87,600

        (1) Options became exercisable on the date audited financial statements for fiscal 1996 were first available as to one-third of grant if operating profit for fiscal 1996 was at least $56,070,000; two-thirds if operating profit was at least $59,185,000 and as to all shares if operating profit was at least $62,300,000. The options became exercisable on September 18, 1996 as to all shares based on 1996 fiscal year performance of the Company.
        (2)   Options became exercisable six months from grant date.
        (3)   Options become exercisable on April 22, 1997.
        (4) Determined pursuant to Black-Scholes option pricing model. Does not include value of hypothetical shares credited to grantee under the Company's Dividend Equivalent Plan which assumes cash dividends are paid on a corresponding number of underlying shares and invested in Company common stock. The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include (a) an option term of 20 years, (b) interest rates of 6.49%, 6.04% and 6.51% that represent the interest rate on long-term U.S. Treasury securities with maturity dates corresponding to the option terms on the grant dates (in respective chronological order), (c) volatility of 28.4% to 30.5% (depending on the grant) calculated using daily stock prices for the one-year period prior to the grant dates, (d) dividends at the dividend rate as of the date of grant ($0.22 per share for grants to Mr. Wilson, $0.20 per share for all other grants) per share representing the annualized dividends paid with respect to a share of common stock, and (e) reductions of approximately 40% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date (discounts do not take into consideration Company performance criteria which must be satisfied prior to vesting and which made vesting still more uncertain as of the grant date). The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised. There is no assurance that the market price of the common stock will increase as assumed for purposes of this pricing model and no projections as to the actual future value of the Company's common stock are intended or made. See subcaption "Stock Based Compensation" on page __.

     The following table sets forth information regarding the exercise of stock options or SARs in fiscal 1996 by each of the executive officers named in the summary compensation table and the August 31, 1996 value of unexercised stock options or SARs held by each such person.

 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
 VALUES
              Shares Ac-            Number of Unexercised         Value of Unexercised In-the-
              quired on   Value     Options/SARs at FY-End(#)     Money Options/SARs at FY-End
              Exercise    Realized                                ($)(2)(5)
 Name         (#)(1)      ($)(2)    Exercisable    Unexercisable  Exercisable       Unexercisable
 Mr. Orr          -         -       91,668*              -        $  92,808 *              -

 Mr. King         -         -       30,556<dagger>       -        $ 405,376 <dagger>       -
                                    92,278*         9,375* (3)    $  75,849 *        $ 1,258 *(3)

 Mr. Baker        -         -       14,789<dagger>       -        $ 223,364 <dagger>       -
                                    22,278*         6,250* (3)    $  54,981 *        $   840 *(3)

 Mr. Howatt       -         -       22,183<dagger>       -        $ 335,068 <dagger> $     -
                                    30,362*         6,250* (3)    $  22,390 *        $   840 *(3)

 Mr. Schmidt      -         -       21,668*         6,250* (3)    $   2,261 *        $   840 *(3)

 Mr. Wilson       -         -         -             5,000* (3)           -           $   243 *(3)
                  -         -         -            10,000* (4)           -           $   485 *(4)

          *  Options
   <dagger>  SARs exercisable only for cash
        (1)  Number of shares as to which options or SARs were exercised.
        (2) In cases of SAR exercise or valuation, includes the value of hypothetical shares credited to grantee under provision in SAR grant which assumes cash dividends are paid on underlying shares and invested in hypothetical Company common stock.
        (3)  Options became exercisable on September 18, 1996.
        (4)  Options become exercisable on April 22, 1997.
        (5) Includes the value of hypothetical shares credited to grantee under provision in grant under Dividend Equivalent Plan which assumes cash dividends are paid on underlying shares and invested in hypothetical Company common stock.

 PENSION PLAN BENEFITS

     WAUSAU PAPER RETIREMENT PLAN

     The following table reflects illustrative estimated single life retirement benefits payable by the Retirement Plan on an annual basis to participants in selected remuneration and years of service classifications. The benefit amounts listed below are based on five year average earnings, exclusive of bonuses, and are not subject to any deductions for Social Security benefits or other offset amounts. In estimating the annual benefit, it is assumed that average covered compensation and the factor for Social Security benefits for years after 1996 will be at the same level as 1996. Benefit amounts are subject to Internal Revenue Code limitations on maximum compensation which can be used to determine such benefits.

          Final Average                YEARS OF SERVICE
          Earnings
          (BASE SALARY)            10          20           30
          $ 50,000              $ 6,000     $12,000     $ 18,000
          $ 80,000              $11,000     $22,000     $ 33,000
          $110,000              $16,000     $32,000     $ 48,000
          $140,000              $21,000     $42,000     $ 63,000
          $170,000              $26,000     $52,000     $ 78,000
          $200,000              $31,000     $62,000     $ 93,000
          $230,000              $36,000     $72,000     $108,000

     At August 31, 1996, the credited years of service and the average covered compensation for the persons named in the summary compensation table were:
 Messrs. Orr, 26 years, $40,000; King, 6 years, $192,000; Baker, 18 years, $148,000; Howatt, 16 years, $134,000; Schmidt, 4 years, $107,000; Wilson, 1 year, $150,000.


     SUPPLEMENTAL PLANS

     Executive officers (defined as the President and all corporate Vice Presidents) of the Company are covered by the Executive Officers' Deferred Compensation Retirement Plan. The plan provides that each employee of the Company who attains age 55 and completes 10 years of service as an executive officer will be entitled to a benefit determined under a formula similar to that used by the Wausau Paper Retirement Plan described above. However, the formula used in the Deferred Compensation Retirement Plan assumes that each retiree had completed 30 years of service with the Company, that the limitations on benefits imposed on qualified plans under the Internal Revenue Code are not applicable, and that 100% of bonuses are included in the calculation of retirement benefits. The benefit payable under the plan is reduced by the participant's actual benefit from the Retirement Plan. Plan benefits become fully vested and payment is accelerated for certain classes of participants in the event of a change of control of the Company. Assuming average compensation levels as of August 31, 1996 remained unchanged, the following annual benefits would be payable from the Deferred Compensation Retirement Plan upon retirement at age 65: Messrs. King, $91,000; Baker, $64,000; Howatt, $58,000; Schmidt, $42,000; and Wilson, $25,000. As of
 August 31, 1996, no current executive officer other than Mr. Baker had acquired a vested right to a benefit.

     Mr. Orr participates in a plan which will provide, beginning at age 60 (or upon Mr. Orr's later termination of employment), an annual retirement benefit of 50% of covered compensation. Mr. Orr's covered compensation under this plan at August 31, 1996 was $62,000. The plan provides for payment of the present value of the benefit in a lump sum in the event of a change of control of the Company, as defined in the agreement.

 COMMITTEES' REPORT ON COMPENSATION POLICIES

     The Executive Committee of the Board of Directors (the "Executive Committee") establishes and reviews base salaries of executive officers and is also responsible for the establishment and implementation of executive bonus and incentive programs and general compensation policies. Executive officers who serve on the Executive Committee do not participate in the Executive Committee's determination of their own compensation. The salaries of Mr. Orr, for services as Chairman of the Board, and Mr. Smith, a member of the Committee, are paid in lieu of meeting or other director fees and are approved by the Board as a whole. The salary of Mr. Orr for services as Chief Executive Officer was also approved by the Board as a whole.

     The Company's compensation program for executive officers may include various grants under the Company's stock option, stock appreciation rights ("SAR") and dividend equivalent plans. The Company's plans are administered by separate committees appointed by the Board of Directors. The plan committees generally consider recommendations of the Executive Committee with respect to grants, but each committee has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the stock option, SAR and dividend equivalent plans, this report is a joint report of the Executive Committee and of each of the plan committees.

     This report describes the policies of the foregoing committees and the Company as in effect for the 1996 fiscal year. As circumstances change and one or more of the committees deem it appropriate, policies in effect from time to time for years after 1996 may change.

     GENERAL

     The Company's executive compensation policies are designed to attract and retain individuals who have experience in the paper industry or who otherwise have particular training or skills which will satisfy particular requirements of the Company. These policies are also intended to reward job performance which results in superior Company performance. The total compensation paid to executive officers and the retirement and other fringe benefits provided by the Company are designed to offer a level of compensation which is competitive with other companies in the paper industry. Some, but not all, of the companies used for purposes of compensation comparisons are included in the fifty-five companies (representing fifty-six stock issues) which, in addition to the Company, comprise the Media General MG Industry Group 381 index of paper company stock performance under the heading "Stock Price Performance Graph." The Committee makes compensation comparisons only with those companies whose operations are similar to the Company or which have operating units which are similar to the Company. Given the disparity in size between companies which operate in the paper industry and the difficulty in determining the precise duties of executive officers of other companies, it is difficult to draw exact comparisons with the compensation policies of other companies. The determination of executive compensation is, therefore, subjective.

     The Company's overall compensation policy is designed so that a significant portion of each executive officer's compensation package is directly related to the annual performance of the Company and the performance of the Company's stock. Executive officers participate in incentive bonus plans which are based primarily on the Company's financial performance during the fiscal year, but also include incentives for individual performance. Executive officers also participate in stock based incentive programs, the value of which increases as the performance of the Company's common stock on The Nasdaq Stock Market increases shareholder value as a whole.

     The Company may not deduct as a business expense compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year to the extent the compensation paid to the individual officer exceeds $1 million annually. This limitation is subject to certain exceptions for compensation paid pursuant to performance based plans and amounts received through the exercise of stock options and SARs provided certain requirements are met. Amounts receivable by Company officers under stock options or SARs granted before February 18, 1993 are not subject to this limit. No compensation paid in 1996 exceeded the deductible limit. The Committee will continue to review this limit and its application to the Company's compensation policies.

     BASE COMPENSATION

     The Executive Committee does not rely on specific salary and benefit comparisons, but does consider and review a general survey of paper industry compensation prepared by an independent compensation and benefit consultant in order to gauge the relationship of its executive officers' base salary and benefit levels to the levels of comparable operating units of larger paper companies. Annual increases in the base salary of each of the Company's executive officers are determined by the Committee's policy of maintaining competitive salary levels with other paper industry companies (as discussed above), more general factors such as the rate of inflation, and individual job performance. Individual job performance in the prior fiscal year is the most important factor considered by the Executive Committee in annual reviews and in determining appropriate increases in base salary.

     The salary of Mr. Orr, as Chief Executive Officer ("CEO") through December, 1995, was determined by the Board of Directors on the same basis and using the same general criteria as that of the Company's other executive officers, but was less than the compensation paid to the CEO in prior years because Mr. King was then fulfilling the duties of Chief Operating Officer ("COO"). Mr. King was elected CEO in December, 1995 and also continues to perform his prior duties.

     INCENTIVE COMPENSATION BASED ON FINANCIAL PERFORMANCE OF THE COMPANY AND INDIVIDUAL PERFORMANCE

     The Company maintains incentive reward plans for executive officers which provide for the payment of annual cash bonuses to participants if annual Company financial and/or individual performance objectives are met. The criteria by which incentive awards are determined are based on the Executive Committee's assessment of the total cash compensation available to executive officers as base salary and under the incentive plans and are designed to provide total annual cash compensation which is comparable to other executive officers in the paper industry. The Executive Committee can modify performance objectives during a fiscal year under any of the plans if an unusual or nonrecurring event occurs which would have a significant effect on the stated performance goals.

     Mr. Orr does not participate in an incentive compensation plan. All other executive officers with Company-wide responsibilities participate in the Corporate Management Incentive Plan under which participants are eligible to receive incentive awards of up to 100% of base salary based on the Company's actual return on average equity as compared to a targeted return on average equity established by the Executive Committee. The Company's actual return on equity is determined by net earnings before giving effect to bonus expense, adjustments for stock appreciation rights and certain other adjustments. Messrs. King, Baker and Schmidt participate in the plan. In addition, in the last fiscal year, individual performance objectives for each participant (other than Mr. King) provided for a maximum aggregate bonus of $15,000.

     Executive officers with direct management responsibilities for the Company's Printing and Writing and Rhinelander Divisions participated in 1996 in plans which provided incentive compensation based upon the respective division's actual return on the division's total controllable assets (as defined by the plans) as compared to a targeted return established by the Executive Committee or, in the case of Rhinelander, the board of directors. Mr. Wilson received a bonus of $50,000 in 1996 in lieu of the bonus otherwise payable under the plan. In addition, individual performance objectives for each participant which provided for a maximum aggregate bonus of $15,000. Messrs. Howatt and Wilson participate in their respective divisional incentive plans.

     STOCK BASED COMPENSATION

     Executive officers of the Company participate in stock option, SAR and dividend equivalent plans at various levels. The plans are administered by specific plan committees, each of which may impose restrictions as to exercise or vesting of grants under its respective plan. For example, certain of the options, SARs and dividend equivalents granted to executive officers in 1996 or in prior years can be exercised only if the Company meets specified operating profit targets or are subject to the satisfaction of certain service requirements for vesting. None of the committees has established formal criteria by which the size of plan grants are determined, but each committee considers the amount and terms of each grant already held by an executive officer in determining the size and terms of any new grant.

     The value of these grants are principally related to the long-term performance of the Company's common stock and, therefore, provide an identity of interests between the Company's executive officers and its shareholders. In addition, grantees of SARs and dividend equivalents benefit from the increase in value of the underlying common stock and from the value of the hypothetical reinvested cash dividends which would be paid with respect to a share of stock to which the SAR or dividend equivalent relates. Therefore, executive officers who receive grants of options with an exercise price of less than current fair market value at the time of grant or who exercise SARs or who receive dividend equivalents will benefit from such grants even if there is no increase in the price of the Company's common stock. The value of any such grant will be enhanced by increases in the price of the Company's common stock and will be of maximum value to the executive officer only if such an increase occurs. It is the intention of the Company that the hypothetical dividend features of the SARs and the dividend equivalents will place the executive officers in the same position as shareholders of the Company, thereby enhancing the officer's long-term incentive and increasing his identity with the shareholders.

     Options, SARs and dividend equivalents can be, but are not necessarily, granted on an annual basis. See table on page __.

      COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Orr, King and Smith are members of the Executive Committee and are considered employees of the Company. Mr. Orr is Chairman of the Board and Mr. King is President and CEO of the Company. See "Committees and Compensation of Board of Directors". Mr. Orr is also Chairman of the Board of Marathon Electric Mfg. Corp. and Mr. Baker, who is President and CEO of Marathon Electric, serves on the committees listed below. None of the members of the committees which administer the stock option, SAR and dividend equivalent plans are officers of the Company.

 1991 Employee Stock Option Plan Committee
 1990 SAR Plan Committee
 1991 DIVIDEND EQUIVALENT PLAN COMMITTEE
   Harry R. Baker
   Stanley F. Staples, Jr.
   David B. Smith, Jr.

 EXECUTIVE COMMITTEE
   San W. Orr, Jr.
   Daniel D. King
   David B. Smith, Jr.

                    STOCK PRICE PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on the Company's common stock for the five-year period beginning August 31, 1991 with two indices published by Media General Financial Services. The Media General Nasdaq Market Index indicates the performance of all stocks which have been traded on The Nasdaq Stock Market during the entire five-year period. The Media General MG Industry Group 381-Paper Products Index indicates the performance of fifty-seven paper products industry stocks (including the stock of the Company). The graph and table assume that the value of the investment in the Company's common stock and each index on August 31, 1991 was $100 and that all dividends were reinvested.

              [Stock performance graph filed pursuant to
                     Rule 304(d) of Regulation S-T.]

                                1991      1992      1993      1994      1995     1996
 Wausau Paper Mills Company   $100.00   $109.92   $163.79   $148.42   $147.59   $143.24
 MG Paper Industry Group 381  $100.00   $102.76   $104.54   $129.67   $151.25   $156.81
 MG Nasdaq Market Index       $100.00   $101.69   $132.39   $144.65   $172.11   $193.26

         APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors will present to the Annual Meeting a resolution that the shareholders approve the appointment of the firm of Wipfli Ullrich Bertelson LLP as independent auditors to audit the books, records and accounts of the Company for the fiscal year ending August 31, 1997. Representatives of Wipfli Ullrich Bertelson LLP will be present at the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions.

                        SHAREHOLDER PROPOSALS

     If any shareholder desires to submit a proposal to be included in the proxy statement relating to the annual meeting of shareholders to be held in 1997, the proposal must be in proper form and received by the Company no later than July 11, 1997. See "Voting of Proxies" and "Election of Directors" regarding bylaw requirements relating to nominations and business to be brought from the floor at the annual meeting of shareholders to be held in 1997.

     Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1997 may bring business before the annual meeting for consideration only if proper notice of the proposed business has been provided to the Secretary of the Company not earlier than September 17, 1997 and not later than October 17, 1997. The precise requirements, including the information required to be provided in the shareholder notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.

                            OTHER MATTERS

     At this date, there are no other matters management intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to management come before the meeting, the members of the Proxy Committee of the Board of Directors will vote in accordance with their judgment.

 PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

 November 8, 1996
                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  STEVEN A. SCHMIDT
                                  Steven A. Schmidt
                                  Secretary

                         WAUSAU PAPER MILLS COMPANY
          PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                        TO BE HELD DECEMBER 16, 1996


 The undersigned, having received the Notice of Annual Meeting, Proxy Statement, and Annual Report for the year ended August 31, 1996, hereby appoint(s) San W. Orr, Jr., Daniel D. King and Steven A. Schmidt and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the undersigned in Wausau Paper Mills Company at the annual meeting of shareholders to be held on December 16, 1996 and at any adjournments thereof.

 THE DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF MR. FREELS AND THE APPOINTMENT OF WIPFLI ULLRICH BERTELSON CPAS.

 UNLESS AUTHORITY IS WITHHELD OR UNLESS OTHERWISE SPECIFIED, THE PROXIES SHALL VOTE FOR THE ELECTION OF MR. FREELS AND THE APPOINTMENT OF WIPFLI ULLRICH BERTELSON CPAS.

               (Continued and to be signed on reverse side.)

                         WAUSAU PAPER MILLS COMPANY

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY



 1.  Election of Directors:                      For   Withheld
     GARY W. FREELS

 2.  Approval of appointment of Wipfli           For    Against    Abstain
     Ullrich Bertelson CPAs as independent
     auditors for the year ending August
     31, 1997.

 3. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, approval of minutes of the prior annual meeting, matters incident to the conduct of the meeting and to vote for any nominee of the Board whose nomination results from the inability of an above named nominee to serve.

                                  Please sign exactly as name appears below.

                                  Dated ______________________________, 1996

                                  __________________________________________
                                                 Signature

                                  __________________________________________
                                          Signature if held jointly

                                  When shares are held by joint
                                  tenants, both should sign.  When
                                  signing as attorney, executor,
                                  administrator, trustee or
                                  guardian, please give full title.
                                  If a corporation, please sign in full
                                  corporate name by president or other
                                  authorized officer.


  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.